UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 1, 2010

MasterCard Incorporated

(Exact name of registrant as specified in its charter)

Delaware	001-32877	13-4172551
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2000 Purchase Street
Purchase, New York		10577
(Address of principal executive offices)		(Zip Code)

(914) 249-2000

(Registrant’s telephone number, including area code)

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 1, 2010, the Human Resources and Compensation Committee of the Board of Directors (the “Compensation Committee”) of MasterCard Incorporated (the “Company”) approved performance targets for the Company for the year ending December 31, 2010 that will be used to determine the amounts of cash bonus awards that may be paid to the principal executive officer, principal financial officer, and other named executive officers disclosed in the Company’s most recent proxy statement filed with the Securities and Exchange Commission (on April 23, 2009) under its Senior Executive Annual Incentive Compensation Plan (“SEAICP”). The cash bonus awards for 2010 under the SEAICP are based upon the Company’s achievement of predetermined net income and operating margin improvement targets. Actual bonus award amounts will be based upon a weighting of two-thirds for actual performance achieved against the net income target and one-third for actual performance achieved against the operating margin improvement target. The Compensation Committee may reduce award amounts at its discretion. The Compensation Committee set the 2010 annual cash incentive awards (as a percentage of base salary) under the SEAICP for the Company’s named executive officers as follows:

Name	Performance Level Achieved
	Threshold	Target	Maximum
Robert W. Selander	75%	150%	375%
Martina Hund-Mejean	50%	100%	250%
Noah J. Hanft	50%	100%	250%
Chris A. McWilton	57.5%	115%	287.5%
Gary J. Flood	57.5%	115%	287.5%

Performance below threshold would result in no cash bonus payout.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MASTERCARD INCORPORATED

Date: February 5, 2010	By:	/s/ Noah J. Hanft
Noah J. Hanft General Counsel, Chief Payment System Integrity & Compliance Officer and Corporate Secretary